WAIVER AND SEVENTH AMENDMENT
                 TO LOAN AND SECURITY AGREEMENT



                                   June 27, 1996




Atlanta Provision Company, Inc.
1400 West Marietta Street, N.W.
Atlanta, Georgia 30318
Attention:  Mr. G. Michael Coggins

Ladies and Gentlemen:

     Reference is made to that certain Loan and Security Agreement dated as of November 24, 1992, between Atlanta Provision Company, Inc. ("Borrower") and Fleet Capital Corporation, successor-in-interest to Shawmut Capital Corporation, successor-in-interest to Barclays Business Credit, Inc. ("Lender"), as amended to date (the "Loan Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings provided for such terms in the Loan Agreement.

     Borrower has informed Lender that Events of Default have occurred under the Loan Agreement because of (i) Borrower's conversion of its $1,400,000 note payable to The Diana Corporation into preferred stock of Borrower in violation of the prohibition on transactions with Affiliates or stockholders outside of the ordinary course of Borrower's business contained in subsection 9.2(d) of the Loan Agreement; and (ii) Borrower's failure to achieve Consolidated Adjusted Net Earnings from Operations of no greater loss than $400,000 for fiscal year 1996 as required under subsection 9.3(b) of the Loan Agreement (collectively, the "Existing Defaults").

     Borrower has requested that Lender (i) waive the Existing
Defaults and (ii) amend certain provisions of the Loan Agreement, and Lender has agreed to such requests on the terms and conditions set forth herein.

     1. Waiver. Lender hereby waives the Existing Defaults subject, however, to the condition that the foregoing waiver with respect to the Existing Default under subsection 9.3(b) of the Loan Agreement shall be effective only if the audited financial statements for fiscal year 1996 required to be delivered by Borrower under subsection 9.1(j)(i) of the Loan Agreement are timely delivered and demonstrate that Borrower's Consolidated Adjusted Net Earnings from Operations for such fiscal year are a loss no greater than $1,045,255.


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Atlanta Provision Company, Inc.
June 27, 1996
Page 2


     The foregoing waiver is limited to the Existing Defaults specified and shall not constitute a waiver of any other existing or future Default or Event of Default or of any rights that Lender may have under the Loan Agreement or applicable law with respect thereto, all of which rights Lender hereby expressly reserves.

     2. Amendments. The Loan Agreement is hereby amended as follows:

     (a) Section 9.3(b) of the Loan Agreement (Profitability) is amended and restated in its entirety, as follows:

          "(b)  Profitability.  Achieve Consolidated Adjusted Net
Earnings From Operations of not to exceed a $39,734 loss for fiscal year 1997 and not less than positive earnings of $500,000 for each fiscal year thereafter."

     (b) Section 9.3(c) of the Loan Agreement (Net Cash Flow) is amended and restated in its entirely, as follows:

         "(c) Net Cash Flow. Achieve a Net Cash Flow on a rolling thirteen (13) period basis (measured at the end of each four (4) week period commencing July 22, 1996) of not less than the amount set forth below opposite the last day of the applicable period:

                 Period                        Amount

         June 22, 1996                        $400,000

         July 20, 1996                        $385,000

         August 17, 1996                      $405,000

         September 14, 1996                   $420,000

         October 12, 1996                     $425,000

         November 9, 1996                     $500,000

         December 7, 1996                     $500,000

         January 4, 1997                      $480,000

         February 1, 1997                     $495,000

         March 1, 1997 and thereafter         $500,000

     (c)  Section 9.3(d) of the Loan Agreement (Excess
Availability) is amended to delete the reference to Seven Hundred
Fifty Thousand Dollars


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Atlanta Provision Company, Inc.
June 27, 1996
Page 3


($750,000) therein and to replace it with a reference to One
Million Two Hundred Fifty Thousand Dollars ($1,250,000).

     3. Effectiveness. Subject to the condition specified in Paragraph 1 hereof, this Waiver and Seventh Amendment to Loan and Security Agreement shall be effective as of the date hereof when duly executed by both parties and delivered to Lender. Except as expressly amended hereby, the Loan Agreement shall remain in full force and effect as executed.

     4. Counterparts. This Waiver and Seventh Amendment to Loan and Security Agreement may be executed in counterparts all of which, taken together, shall constitute but one instrument.

                                   Very truly yours,

                                   FLEET CAPITAL CORPORATION

                                   By:  /s/ Alan R. Meier
                                            Senior Vice President


Acknowledged and agreed to
this 27th day of June, 1996

ATLANTA PROVISION COMPANY, INC.


By:  /s/ R. Scott Miswald
         Secretary